Exhibit 5.30

VOTING AND SUPPORT AGREEMENT

Final Form

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of July 24, 2022, is entered into by and among MasTec, Inc., a Florida corporation (“Parent”) and the undersigned stockholders (each, a “Stockholder” and collectively, the “Stockholders”) of Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”). Parent, the Company and the Stockholders shall each be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, concurrently with the execution of this Agreement, the board of directors of the Company (the “Company Board”) unanimously (a) determined that the terms of the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained in the Merger Agreement and (d) subject to the terms and conditions of the Merger Agreement, resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, and Indigo Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings given to them in the Merger Agreement;

WHEREAS, as of the date of this Agreement, each Stockholder is the beneficial owner of the number of shares of common stock, par value $0.0001 per share, of the Company (“Shares”) and the Company Warrants, as set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively (such Shares, together with any other Shares such Stockholder may acquire beneficial ownership of after the date of this Agreement (including any Shares acquired through the vesting or exercise of Company Warrants or otherwise), being collectively referred to in this Agreement as the “Stockholder Shares”);

WHEREAS, the Stockholders and the Company are parties to, among other things, a Stockholders’ Agreement, dated as of August 2, 2021 (the “Stockholders’ Agreement”), with respect to the Stockholders’ ownership of its Shares and Company Warrants;

WHEREAS, prior to the execution of this Agreement, the Company Board has consented in writing to the execution and delivery by the Stockholders of this Agreement and the performance by the Stockholders of their respective obligations under this Agreement; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required Stockholders to enter into this Agreement, and each Stockholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

1.        Agreements of Stockholders.

(a)       Voting.

(i)            From the date of this Agreement until the Agreement Termination Date, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement of such meeting, each Stockholder shall, subject to Section 5, vote (or cause to be voted) all Stockholder Shares beneficially owned by such Stockholder as of the applicable record date or (as appropriate) execute written consents in respect of such Stockholder Shares, (i) in favor of the Merger, the Merger Agreement (to the extent required), and the transactions contemplated by the Merger Agreement and any other actions presented at any meeting of the stockholders of the Company (or any action by written consent in lieu of a meeting) that are necessary to consummate the transactions contemplated by the Merger Agreement; and (ii) against any Alternative Acquisition Agreement and any other action or agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Each Stockholder agrees to cast or cause to be cast any such vote (or give or cause to be given any consent) in accordance with such procedures relating to such vote (or consent) so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(ii)            Notwithstanding anything in clause (a)(i) above, in the event the Company Board makes an Adverse Recommendation Change in compliance with the Merger Agreement, the obligations of each Stockholder with respect to the Stockholder Shares held by such Stockholder under this Agreement shall be modified such that such obligations shall only bind such Stockholder with respect to a number of Stockholder Shares held by such Stockholder equal to the number of Stockholder Shares that would, together with (A) the Stockholder Shares held by the other Stockholder subject to such obligations under this Agreement, and (B) any Shares or other shares of capital stock or other voting securities of the Company, and securities or interests of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, held by any other Person that are subject to similar obligations pursuant to the other voting agreements entered into with Parent on the date hereof, in the aggregate represent 29% of the total voting power of the outstanding Shares entitled to vote on the adoption of the Merger Agreement as of the applicable record date (rounded down to the nearest whole share). Any reduction in the number of Stockholder Shares of a Stockholder subject to the obligations of such Stockholder under this Agreement pursuant to the foregoing sentence shall be made on a pro rata basis in proportion to the respective voting power of each Stockholder and, if applicable, any other relevant Person as of the applicable record date (in each case rounded down to the nearest whole share).

(iii)           For the avoidance of doubt, nothing in this Section 1(a) shall constitute an agreement between or among any Persons other than each Stockholder, on the one hand, and Parent, on the other hand, and no stockholder or other security holder of the Company or any other Person (other than the Parties) shall have any right, remedy or claim under or in respect of this Section 1(a).

(b)       Restriction on Transfer; Proxies; Non-Interference; etc. From the execution of this Agreement until the Agreement Termination Date, no Stockholder shall directly or indirectly: (i) sell, transfer, give, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Stockholder Shares (or any right, title or interest to or in any Stockholder Shares, or any Company Warrants, other than the conversion of any Company Warrant); (ii) deposit any Stockholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares; or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 1(b). Notwithstanding the foregoing, this Agreement shall not restrict Transfers of any or all of the Stockholder Shares or Company Warrants (i) in the case of a Stockholder who is an individual (x) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, in each case for the purposes of estate planning, or (y) upon the death of Stockholder, to any member of Stockholder’s immediate family, or to a trust for the benefit of any member of Stockholder’s immediate family, so long as, in each case, prior to and as a condition to the effectiveness of such Transfer, the transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement or (ii) in the case of any Stockholder, to any of its Affiliates (including any other Stockholder) that, prior to and as a condition to the effectiveness of such Transfer, shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such Affiliate shall be bound by all of the terms and provisions of this Agreement. In the event of any such transfer, Exhibit A-1 or A-2, as applicable, shall be updated accordingly. Each Stockholder and its Affiliates may also enter into any contract, agreement or arrangement, or mortgage, pledge or encumber any or all of the Stockholder Shares or Company Warrants, in each case in connection with any bona fide lending transaction or arrangement (a “Permitted Transaction”) if such Stockholder or Affiliate retains the right to vote or consent to, or cause to be voted or consented to, all such Stockholder Shares or Company Warrants as provided in Section 1(a) during the term of such Permitted Transaction. The Parties acknowledge and agree that nothing in this Agreement shall restrict enforcement or the exercise of any remedies (including a foreclosure) with respect to any such Permitted Transaction. Any Transfer in violation of the foregoing shall be null and void ab initio.

(c)       Information for Proxy Statement; Publication.

(i)            Each Stockholder consents to the Company, Parent and Merger Sub publishing and disclosing in any filing required under applicable Law, including the filings contemplated by the Merger Agreement, Stockholder’s identity and ownership of Shares and Company Warrants and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in each case, to the extent required by applicable Law. Each Stockholder agrees to permit the Company, Parent and Merger Sub to publish and disclose in the Proxy Statement or any other disclosure document required in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement the Stockholder’s identity and beneficial ownership of the Shares and the nature of the Stockholder’s commitments under this Agreement, in each case to the extent required by applicable Law. Notwithstanding the foregoing, any such publication or disclosure, including in the Proxy Statement or any other filing to or submission with the SEC or any other Governmental Entity (including, without limitation, Form 8-K), described in this Section 1(c)(i) shall, in each instance, be subject to such Stockholder’s prior review and comment.

(ii)            Except as required by applicable Law, each Stockholder shall not, and shall direct its Affiliates not to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(d)       Waiver of Appraisal Rights. Each Stockholder irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Stockholder Shares to the fullest extent permitted by Law.

(e)       No Solicitation of Transactions. Except to the same extent that the Company, the Company Board or any of their Representatives is permitted to engage in, or take, any of the following activities pursuant to Section 5.4 of the Merger Agreement, each Stockholder (in its, his or her capacity as a stockholder) shall not, and shall direct its Affiliates and its and its Affiliates’ Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any of its Subsidiaries to any Person that, to the knowledge of such Stockholder, is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal; or (iii) engage or participate in any negotiations or discussions concerning, or knowingly provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. Notwithstanding anything in this Section 1(c) to the contrary, at and subject to the direction of the Company Board, Stockholder may participate in discussions and negotiations with, and furnish information and data to, any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 5.4 of the Merger Agreement.

2.        Representations and Warranties of Stockholders. Each Stockholder represents and warrants to Parent as follows:

(a)       Authority. Such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Stockholder. Assuming due and valid authorization, the execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against Stockholder in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)       Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement: (i) no consent, approval, authorization or permit of, action by, or filing by such Stockholder with or notification by such Stockholder to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by such Stockholder; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by such Stockholder from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by such Stockholder, except in the case of both clause (i) and (ii) as may be required under applicable securities Laws and for the written consent of the Company Board to the execution and delivery by the Stockholders of this Agreement and the performance by the Stockholders of their respective obligations under this Agreement, including for purposes of Article II of the Stockholders’ Agreement, received by the Stockholders on or before the date of this Agreement (the “Company Board Consent”). Assuming the accuracy of the representations and warranties of the Company set forth in the Merger Agreement, the execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which such Stockholder is a party or which is binding on it or its assets, and will not result in the creation of any Lien on any of the assets or properties of such Stockholder (other than the Stockholder Shares pursuant to the terms of this Agreement), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement.

(c)       Organization, Standing and Power. (i) the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of organization, as applicable; and (ii) the execution and delivery of this Agreement by the Stockholder, the performance of the Stockholder’s obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Stockholder. No other consents or authorizations on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d)       Ownership of Stockholder Shares; Claims Against the Company. As of the date of this Agreement, such Stockholder owns, beneficially, all of the Stockholder Shares and Company Warrants set forth opposite such Stockholder’s name on Exhibits A-1 and A-2, respectively, free and clear of any proxy, voting restriction, adverse claim or other Lien (other than: (i) under this Agreement; (ii) under the applicable securities Laws; (iii) as set forth on Exhibit A-1 or A-2; (iv) under the Stockholders’ Agreement; or (vi) as would not reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement). Without limiting the foregoing, as of the date of this Agreement, except as set forth on Exhibit A-1 or A-2, in the Stockholders’ Agreement, or in any Schedule 13D (or any amendment to any Schedule 13D) filed with the SEC by or on behalf of any Stockholder or any of their Affiliates on or before the date of this Agreement, such Stockholder has sole voting power and sole power of disposition with respect to all Stockholder Shares set forth opposite such Stockholder’s name on Exhibit A-1, with no restrictions on such Stockholder’s rights of voting or disposition pertaining to such Stockholder Shares. As of the date of, and other than pursuant to, this Agreement, no Person other than such Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares of such Stockholder. As of the date of this Agreement, none of such Stockholder or, to the knowledge of such Stockholder, any of its Affiliates owns, beneficially or of record, any securities of the Company other than the Stockholder Shares and Company Warrants set forth on Exhibit A-1 and A-2, respectively, and Company Equity Awards (or Shares issued in lieu of Company Equity Awards). Except as set forth on Exhibit A-1 or A-2, as of the date of this Agreement such Stockholder holds no (1) shares of capital stock or other voting securities of the Company, (2) securities or interests of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, (3) options, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or securities or interests convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries, (4) options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound, or (5) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or is bound. As of the date of this Agreement, to the knowledge of such Stockholder, neither the Company nor any of its Subsidiaries is in breach of any agreement to which such Stockholder is a party that would give rise to any claim, cause of action, demand, suit, debt or lien against the Company or any of its Subsidiaries.

(e)       Brokers. Except as set forth in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of such Stockholder or any of its Affiliates.

3.        Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

(a)       Authority. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent. Assuming due and valid authorization, execution and delivery of this Agreement by each Stockholder, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)       Consents and Approvals; No Violations. Other than such filings as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement, (i) no consent, approval, authorization or permit of, action by, or filing by Parent with or notification by Parent to, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent; and (ii) no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent from any Governmental Entity or any other Person in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance of this Agreement by Parent does not, and the consummation by Parent of the transactions contemplated by this Agreement will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which Parent is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of the assets or properties of Parent, except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by Parent of any of its obligations under this Agreement.

(c)       Organization, Standing and Power.  Parent is duly organized, validly existing and in good standing in accordance with the Laws of the State of Florida.  The execution and delivery of this Agreement by Parent, the performance of Parent’s obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and no other consents or authorizations on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(d)       No Other Representations. On behalf of itself, its Subsidiaries, their respective Affiliates, and the Representatives of each of the foregoing, Parent acknowledges and agrees that, except for the representations and warranties of the Stockholder expressly set forth in Section 2 of this Agreement, none of the Stockholders or their Affiliates or Representatives have made, and none of Parent, its Subsidiaries, any of their respective Affiliates or any Representative of any of the foregoing has relied on, any representation or warranty made by or on behalf of any of the Stockholders or any of their Affiliates regarding any Stockholder, the Company, its business, the sufficiency of the representations and warranties set forth in this Agreement or in the Merger Agreement or any other matter in connection the entry by Parent and its Subsidiaries into this Agreement, the Merger Agreement and the other agreements contemplated by this Agreement and the Merger Agreement and their respective agreements to consummate the transactions contemplated by this Agreement and the Merger Agreement.

4.        Termination. This Agreement shall terminate, and no party to this Agreement will have any further obligation to the other parties to this Agreement upon the first to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms (“Merger Agreement Termination”); (b) the Effective Time; or (c) any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the Stockholders’ prior written consent and that (x) reduces the amount or changes the form or type of the Merger Consideration, reduces, or imposes any conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder, or that materially delays the timing of any such payment, in each case, pursuant to the Merger Agreement as in effect on the date of this Agreement, or (y) otherwise adversely affects the interests of a Stockholder in any material respect (such earliest date being referred to in this Agreement as the “Agreement Termination Date”). Nothing in this Agreement shall (A) relieve a Stockholder from liability for any Willful Breach of this Agreement occurring prior to such termination or (B) restrict or prohibit Parent, its Representatives or Affiliates from asserting, in any action or proceeding brought or claims asserted by such Stockholder relating to this Agreement or the transactions contemplated hereby, any defenses arising from any inaccuracy in any of such Stockholder’s representations in Section 2(d). In addition, the provisions of this Section 4, Section 6, and Section 8 of this Agreement shall survive any termination of this Agreement.

5.        No Obligation to Exercise. No provision of this Agreement shall require any Stockholder, any of their Affiliates, or any Representatives of any of the foregoing to exercise any Pre-Funded Warrants, Anti-Dilution Warrants, other Company Warrants or any other option, warrant, convertible security or other security or contractual right convertible into Shares.

6.        No Legal Action. Each Stockholder shall not bring, commence, institute, maintain or prosecute any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholders (or their performance under this Agreement solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that any Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares. Notwithstanding the foregoing, nothing in this Section 6 shall restrict or prohibit the Stockholders, their Representatives or their Affiliates from participating as a defendant, or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against any Stockholder or any of its Representatives or Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement, or from enforcing their respective rights under this Agreement or the Merger Agreement. Parent shall not, directly or indirectly, assert any claim that any action taken by any Stockholder or any of their Representatives or Affiliates breaches any fiduciary duty of the Company Board (or any member of the Company Board) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other holders of Shares.

7.        Miscellaneous.

(a)       Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder solely in its capacity as a direct or indirect owner of the Stockholder Shares and Company Warrants. Nothing in this Agreement shall in any way restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director of the Company from taking any action in his capacity as a director of the Company, including the exercise of fiduciary duties to the Company and its Stockholders. Nothing in this Agreement shall restrict or limit the Company from taking any actions that are otherwise permitted by the Merger Agreement, including with respect to a Superior Proposal.

(b)       Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)       Definitions and Interpretation. For purposes of this Agreement:

(i)            None of the Stockholders or any of their respective Affiliates or Affiliated Funds shall be deemed to be an “Affiliate” of the Company or any of its direct and indirect Subsidiaries. No “portfolio company” (as such term is customarily used in the private equity industry) of any Affiliated Fund of any Stockholder shall be deemed to be an Affiliate of such Stockholder unless such “portfolio company” is a Controlled Affiliate;

(ii)           “Affiliated Fund” in relation to each Stockholder shall mean any investment fund, vehicle or account the investment advisor to or manager of which is such Stockholder’s investment advisor or manager or an Affiliate thereof;

(iii)          “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing, without regard to the 60-day limitation in Rule 13d-3(d)(1)(i); and

(iv)          “Controlled Affiliate” with respect to each of the Stockholders shall mean the other Stockholder, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Stockholder, where such control includes, directly or indirectly, either: (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body; or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

(d)       Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by the Merger Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the parties to this Agreement any rights under this Agreement.

(e)        Assignment; Binding Effect. Except as otherwise specifically provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8 shall be null and void.

(f)        Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the Stockholders and Parent. No failure or delay by a party in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise of such right preclude any other or further exercise of such right or the exercise of any other right under this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g)       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(h)       Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts of this Agreement signed by the other parties to this Agreement.

(i)        Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(j)        Notices. All notices and other communications among the parties to this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Parent, to:

MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
Attention: Alberto de Cardenas
E-mail: albert.cardenas@mastec.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Philip Richter; Maxwell Yim

E-mail:	philip.richter@friedfrank.com
maxwell.yim@friedfrank.com

if to Stockholders, to:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: PE General Counsel; Scott Graves; Brad Friedman
E-mail: PEGeneralCounsel@aresmgmt.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Kenneth Schneider; Michael Vogel
E-mail: kschneider@paulweiss.com; mvogel@paulweiss.com

or to such other address or facsimile number as the parties to this Agreement may from time to time designate in writing.

(k)       Drafting. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(l)        Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)            This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws of the Laws of the State of Delaware.

(ii)            EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCES OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF THE MERGER AGREEMENT OR THE DEBT FINANCING). EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY; AND (B) ACKNOWLEDGES THAT SUCH HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7(l).

(iii)            The parties to this Agreement acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in clause (iv) below, without proof of actual damages (and each party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties to this Agreement further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that remedy of monetary damages would provide an adequate remedy for any such breach.

(iv)            In addition, each of the parties to this Agreement consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and (solely in the event the Chancery Court declines jurisdiction), any Delaware state court or any federal court located in the State of Delaware (the “Chosen Courts”) in the event any dispute arises out of this Agreement, the Merger Agreement, or the transactions contemplated by the Merger Agreement. Each of the Parties also agrees: (i) that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (ii) that it will not bring any action relating to this Agreement, the Merger Agreement, the transactions contemplated by the Merger Agreement in any court other than the Chosen Courts (except for actions brought to enforce the judgment of any of the Chosen Courts).

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IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first written above.

PARENT:

MASTEC, INC.

By
Name:
Title:

[Signature Page to Voting and Support Agreement (Ares)]

STOCKHOLDERS:

ARES SPECIAL SITUATIONS FUND IV, L.P.

By: ASSF Operating Manager IV, L.P., its manager

By
Name:
Title:

ASOF HOLDINGS I, L.P.

By: ASOF Investment Management LLC, its manager

By
Name:
Title:

[Signature Page to Voting and Support Agreement (Ares)]

Exhibit A-1

Stockholder	Stockholder Shares
Ares Special Situations Fund IV, L.P.	3,686,645
ASOF Holdings I, L.P.	11,554,630

Exhibit A-2

Stockholder	Company Warrants
Ares Special Situations Fund IV, L.P.	2,211 Anti-Dilution Warrants[1]

ASOF Holdings I, L.P.	4,327,322 Pre-Funded Warrants 1,934 Anti-Dilution Warrants[2]

The number of Anti-Dilution Warrants owned or expected to be owned by each Stockholder as set forth in this Exhibit A-2 has been calculated to the knowledge of such Stockholder and assuming the accuracy of the representations and warranties of the Company set forth in Section 3.2 of the Merger Agreement.

Securities Held by Stockholder Affiliates

Ares Management LLC, an Affiliate of each Stockholder, directly holds (a) 46,039 Shares underlying Company RSUs granted to Matthew Underwood, in his capacity as a director serving on the Company Board, which vested prior to the date of this Agreement, (b) 9,251 Company RSUs granted to Matthew Underwood, in his capacity as a director serving on the Company Board, on May 5, 2022, which are scheduled to vest on May 5, 2023, (c) 9,251 Company RSUs granted to Scott Graves, in his capacity as a director serving on the Company Board, on May 5, 2022, which are scheduled to vest on May 5, 2023, and (d) 3,149 Shares granted in lieu of Company Equity Awards to Scott Graves, in his capacity as a director serving on the Company Board, on May 9, 2022. No Stockholder is a beneficial owner of any of the foregoing Shares or Company Equity Awards directly held by Ares Management LLC.

1 336,925 Anti-Dilution Warrants are also expected to be issued to such Stockholder on or prior to the Effective Time.

2 294,727 Anti-Dilution Warrants are also expected to be issued to such Stockholder on or prior to the Effective Time.